Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2023, with respect to the consolidated financial statements of Sharps Technology, Inc. and its subsidiary as of December 31, 2022 and 2021 included in the Form S-1 Registration Statement.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

October 16, 2023